Exhibit 99.1

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Joseph D. Gangemi

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(610) 695-3676

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David Culver, VP Public Relations

BTC Marketing

(610) 254-7426

Malvern Bancorp, Inc. Announces Termination of Formal Agreement Between Malvern Federal Saving Bank and the Comptroller of the Currency

PAOLI, Pa., January 27, 2016 (GLOBE NEWSWIRE) Malvern Federal Savings Bank, (the "Bank") the wholly owned subsidiary of Malvern Bancorp, Inc. (NASDAQ:MLVF) (the "Company"), was informed by its primary regulator, the Office of the Comptroller of the Currency (the "OCC"), that the formal written agreement between the Bank and the OCC, dated October 7, 2014 (the "Formal Agreement"), was terminated effective January 21, 2016. As a result of the OCC's action, the Bank is no longer considered to be in "troubled condition."

President and Chief Executive Officer, Anthony C. Weagley, commented "We believe this decision by the OCC serves a validation that we have returned the Bank to safe and sound footings." Mr. Weagley continued "The Bank was subject to regulatory agreements with the OCC and, previously, the Office of Thrift Supervision for more than five years. Since my arrival to the Bank in September of 2014, we have assembled a new management team that has been laser focused on addressing the deficiencies that led to the Formal Agreement. The OCC's action to terminate the Formal Agreement is affirmation of the progress we have made. The termination of the regulatory restrictions which had been imposed by the Formal Agreement will facilitate our ability to fully implement our business plan and build our franchise as the premier community bank in southeastern Pennsylvania."

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

For further information regarding Malvern Bancorp, Inc., please visit our web site at

http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com/.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.